Exhibit 10.32

NOMINEE AGREEMENT

dated March 27, 2018

made by and among

CYTOVIA INTERNATIONAL LLC

and

NOVENTIA PHARMA SRL

regarding the

the European market authorizations of Ceplene® and other products of Cytovia

Table of Contents

1.	INTERPRETATION	1

2.	ENGAGEMENT	3

3.	PAYMENT	3

4.	CONFIDENTIALITY	4

5.	WARRANTIES	5

6.	LIABILITY AND INSURANCE	5

7.	COMPLIANCE WITH THE LAW	5

8.	FORCE MAJEURE	7

9.	ASSIGNMENT AND OTHER DEALINGS	7

10.	TERM	7

11.	TERMINATION	7

12.	NOTICES	9

13.	GOVERNING LAW AND ARBITRATION	9

14.	GENERAL PROVISIONS	10

This nominee agreement ("Agreement") is as of the date mentioned on the first page but with retroactive effect as of January 1, 2018, (“Effective Date”) and entered into by and among:

(1)	Cytovia International LLC, a limited liability company validly existing and incorporated under the laws of Switzerland, duly recorded with the register of commerce of the canton of Vaud under nr CHE-205.849.883, and whose registered office is at route de Chenaux 9, 1091 Grandvaux, Switzerland (“Cytovia”)

and

(2)	Noventia Pharma SRL, a company validly existing and incorporated under the laws of Italy, duly recorded with the Camera di Commercio Industria Artigianato e Agricoltura di FORLI' - CESENA under nr FO - 317496, whose registered office is at Via Carlo Pisacane 31, 47121 Forli, Italy (“Service Provider”)

(Cytovia and Nominee collectively “Parties” and individually each a “Party”)

RECITALS

A.	Cytovia, a wholly owned subsidiary of Cytovia, Inc. (the “Parent”), has the right to market and distribute the Products (as defined below) worldwide, being the owner or licensee of the Patents used in the Products.

B.	Cytovia through its Parent instructed the Nominee, who agreed, to acquire and register and accept delivery in the name of the Nominee but in trust and on behalf of Cytovia and at the latter’s risk the Market Authorizations (as defined below).

C.	The Parties intend to transfer the Market Authorization to an Italian Affiliate of Cytovia to be incorporated and to have the Nominee acting as nominee for Cytovia until such Affiliate is incorporated and until the Market Authorization is transferred to said entity.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1.	In this Agreement:

“Affiliate” means any person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any other person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean ownership of at least 50% of voting securities together with the power to direct or cause the direction of the management or policies of a person whether through the ownership of such voting securities, by contract, resolution, regulation or otherwise;

1

“Business Day” means any day other than a Saturday, Sunday or a public holiday in Forli (Italy) or Lausanne (Switzerland), on which the banks in Forli and Lausanne are open for general business;

“Confidential Information” means any information disclosed by or on behalf of one of the Parties to the other Party, its Affiliates or its or their Representatives pursuant to or in connection with this Agreement (whether by oral, written, electronic or other form, and whether or not such information is expressly stated to be confidential or marked as such);

“Effective Date” means the date when Nominee was recoded as the holder of the Marketing Authorizations;

“FCPA” means the US Foreign Corruption Practices Act 1977, the UK Proceeds of Crime Act 2000, the UK Bribery Act 2010 or any similar legislation anywhere in the world, or the equivalent legislation in the Territory, each as amended from time to time;

“Field” means, in relation to each Product, the treatment in humans of the field as set out in Schedule 1;

“Force Majeure” means in relation to either Party any circumstances beyond the reasonable control of that Party;

“Intellectual Property Rights” means patents, trademarks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software and databases), database rights, moral rights, rights in know-how, utility models and other intellectual property rights, in each case whether registered or unregistered and including any applications for the grant of any such rights and all rights and forms of protection having an equivalent or similar effect anywhere in the world;

“Marketing Authorization(s)” means, in relation to each Product, the authorization(s) from the relevant Regulatory Authority, required for the commercial marketing and sale of that Product, in particular the so-called Autorizzazione all'lmmissione in Commercio or AIC received from the Italian Regulatory Authority as further described in Schedule 1;

“Product(s)” means the finished pharmaceutical product or products set out in Schedule 1 packaged and marketed under the relevant Trade Marks;

“Regulatory Authority” means any competent government agency, regulatory authority or other administrative body responsible for granting any Marketing Authorization in the Territory;

“Representatives” means each of the parties or their Affiliates’ directors, officers, employees, agents or advisors;

“Territory” means Italy and the other European Countries in which the Market Authorization has been recognized; and

“Trade Marks” means, in relation to each Product, the trade mark registrations and applications of Cytovia and/or any of its Affiliates.

2

1.2.	In this Agreement, unless the context otherwise requires:

(a)	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and do not affect the construction of the Agreement;

(c)	words denoting the singular shall include the plural and vice versa;

(d)	a “Party” includes a reference to that Party’s successors and permitted assigns; and

(e)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.

1.3.	The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules and the terms of this Agreement, the terms of this Agreement shall prevail.

2.	ENGAGEMENT

2.1.	Nominee acknowledges and agrees that it has acquired and has registered and has accepted delivery in the name of the Nominee but in trust and on behalf of Cytovia and at the latter’s risk the Market Authorizations that are listed in Schedule 1.

2.2.	The beneficial ownership of the said Market Authorizations held by the Nominee and registered under its name in its capacity as nominee of Cytovia shall belong to Cytovia.

2.3.	Upon first request of Cytovia, the Nominee shall assign to Cytovia or to any other person designated by Cytovia, including to any Affiliate, the Market Authorizations listed in Schedule 1 and all rights appertaining thereto.

3.	PAYMENT.

3.1.	At signing, Cytovia shall pay a one-time startup fee of EUR 4,000.-. Cytovia shall then pay to the Nominee a quarterly fee in the amount of 4,000 (four thousand) EUR as of the Effective Date. Cytovia shall also pay to the Nominee any and all reasonable out-of-pocket costs and expenses of Nominee incurred in connection with providing services hereunder provided that appropriate documentation is provided to verify such expenses.

3.2.	All sums payable under this Agreement are exclusive of Italian Value Added Tax and any other duty or tax, which shall (if and to the extent applicable) be payable in addition by Cytovia. All invoices and payments hereunder shall be denominated in EUR. Payments hereunder shall be made by such means as is agreed between the Parties, but in any event within 30 days from receipt of the invoice.

3

4.	CONFIDENTIALITY

4.1.	Each Party agrees and undertakes that it will treat and keep confidential all Confidential Information of the other party which may become known to that party.

4.2.	Each Party shall:

(a)	not disclose any Confidential Information of the other Party to any person other than any of its Representatives who need to know such information in order to implement the provisions of this Agreement;

(b)	not use any Confidential Information of the other Party other than for the purpose of complying with its obligations under, or to enjoy the benefits of, this Agreement; and

(c)	procure that any person to whom any Confidential Information of the other Party is disclosed by it complies with the restrictions contained in this clause 4.

4.3.	The confidentiality obligations contained in this Agreement shall not apply to the extent that such Confidential Information is:

(a)	at the time of disclosure by one Party to the other in the public domain or otherwise publicly known;

(b)	after disclosure by one Party to the other becomes part of the public domain, other than by breach of any obligation of confidentiality; or

(c)	information which the receiving Party can establish by documentary evidence was already in its possession at the time of receipt and was independently developed by the receiving Party without use of the Confidential Information of the disclosing party.

4.4.	Notwithstanding clause 4.1, the Party receiving Confidential Information may disclose such Confidential Information:

(a)	to Regulatory Authorities or other government agencies to gain approval to conduct clinical trials in relation to the Product or to file, prosecute and maintain any Approval, provided that the disclosure is limited to the extent reasonably necessary to obtain such;

(b)	to the extent that such disclosure is required by any applicable law, regulation, court of competent jurisdiction or governmental authority, provided that the Confidential Information is disclosed only to the extent required and the Party to which such Confidential Information relates has been given sufficient prior written notice to enable it to seek protection or confidential treatment of such Confidential Information.

4.5.	The restrictions contained in this clause 4 shall continue to apply after termination of this Agreement without limit in time.

4

5.	WARRANTIES

5.1.	Cytovia and the Nominee each represent, warrant and undertake that:

(a)	it is a validly existing corporation, in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	it has obtained all necessary corporate authorizations required to enter into and perform its obligations under this Agreement;

(c)	it is not under any obligation to any person, contractual or otherwise, that conflicts with the terms of this Agreement: and

(d)	this Agreement constitutes a legal, valid and binding obligation on it and is enforceable against it in accordance with its terms.

5.2.	The Nominee represents, warrants and undertakes to maintain in its employment, or will otherwise arrange that such resources will be available to it, personnel, equipment and facilities sufficient in number and adequate in ability to perform the services hereunder to Cytovia.

6.	LIABILITY AND INSURANCE

6.1.	Cytovia is entitled to compensation for the damage resulting from the Nominee’s breach of any of its obligations under this Agreement provided that the Nominee could reasonably have foreseen such damage as a possible consequence of the breach, unless the Nominee proves that the breach was due to an impediment beyond its control.

6.2.	The Nominee shall maintain, at its own cost, comprehensive civil liability insurance and general commercial liability insurance with respect to the Services - which include clinical trial insurance and clinical insurance - in such amount as the Nominee customarily maintains with respect to its other services and which is reasonable and customary in the pharmaceutical industry for companies of comparable size and activities, but in any event not less than USD 2 million to USD 5 million per occurrence or series of related occurrences. The Nominee shall maintain such insurance policy for not less than 6 years following the expiry or termination of this Agreement. The Nominee shall provide Cytovia with a copy of such certificate promptly on request.

7.	COMPLIANCE WITH THE LAW

7.1.	The Nominee represents, warrants and undertakes that:

(a)	it is in compliance with the laws, rules and regulations of the Territory applicable to the performance of its obligations under this Agreement as well as the laws of any other country that are applicable to the performance of such obligations;

5

(b)	in the course of performance of its obligations and performance of the Services, it shall continue to comply in full (and shall ensure that all Affiliates and Representatives shall comply in full) with all applicable legislation, rules and regulations (including tax and exchange control laws) of the Territory in which such performance takes place;

(c)	it is not, and will not become, a party to any other agreement or under any obligation to, or restriction by, any third party which would prevent the Nominee from entering into this Agreement or which would adversely affect this Agreement, the performance of the services or any of the undertakings set out herein in any manner;

(d)	it has not directly or indirectly made, and will not directly or indirectly make, any payment of, or authorization or offer to pay, any money or anything of value to a foreign official, political party or candidate for the purpose of securing an improper advantage. For the avoidance of doubt, doctors, hospital administrators and other persons at government-run, government-owned or government-controlled hospitals are public officials;

(e)	neither the Nominee nor any owner, partner, officer, director or employee of Nominee (or of any Affiliate) is or will become a public official during the term of this Agreement without the prior written consent of Cytovia. The Nominee shall upon Cytovia’s request, provide Cytovia with a list of all shareholders, and shall inform Cytovia immediately in the event of any change of ownership or transfer of control of the Nominee takes place during the term of this Agreement; and

(f)	in the course of performance of its obligations hereunder and performance of the transactions contemplated hereunder, it complies with the Cytovia ethics standards.

7.2.	Cytovia shall not be obligated under this Agreement to take any action or omit to take any action that it believes, in good faith, would cause it to be in violation of any laws of the Territory or any other applicable jurisdiction.

7.3.	The Nominee agrees from time to time, upon reasonable request, to provide Cytovia with information on Nominee's business, its company structure, statutory accounts, shareholders and similar such information.

7.4.	For the purposes of ensuring compliance with the FCPA, the Nominee agrees that, upon request by Cytovia during the Term of this Agreement the Nominee shall make available for an audit to be performed by a recognized Chartered Public Accountant (“CPA”) designated by Cytovia, the Nominee's books, records and other documentation relevant to its business activities conducted pursuant to this Agreement. The CPA firm shall provide to Cytovia information obtained from such review that relates to a possible violation of the FCPA or of the above representations, warranties and undertakings. Cytovia shall pay all costs of any such requested audit, unless such review uncovers any violation of the FCPA or of the above representations, warranties and undertakings, in which case, Nominee shall pay all costs of such audit.

7.5.	The Nominee shall comply with, and shall procure compliance with, all applicable national and local laws, rules, regulations, industry standards, codes of practice and best practice including, without limitation the requirements of any Market Authorization in the Territory.

6

8.	FORCE MAJEURE

8.1.	Subject to clause 8.2, neither Party shall be liable to the other under this Agreement for any loss or damages attributable to an event of Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party and the nature and extent of the circumstances giving rise to the event of Force Majeure. Subject to clause 8.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

8.2.	If such event of Force Majeure continues unabated for a period of 90 days, the Parties will meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such event of Force Majeure in order to alleviate its consequences on the affected Party. If the event of Force Majeure in question prevails for a continuous period in excess of 120 days after the date on which the event of Force Majeure begins, the non-claiming Party shall be entitled to give notice to terminate this Agreement. The notice to terminate must specify the termination date, which must be not less than 30 clear days after the date on which the notice to terminate is given. Once a notice to terminate has been validly given, the Agreement will terminate on the termination date set out in the notice. Neither Party shall have any liability to the other in respect of termination of this Agreement due to Force Majeure, but rights and liabilities which have accrued prior to termination shall subsist.

9.	ASSIGNMENT AND OTHER DEALINGS

9.1.	The Nominee shall not, nor shall it purport to, assign, transfer or charge any of its rights or obligations under this Agreement.

9.2.	Cytovia shall be entitled at any time to assign, transfer or charge all or any of its rights or obligations under this Agreement to an Affiliate or any third party.

10.	TERM

10.1.	This Agreement shall enter into force as of the Effective Date and shall remain in force until and as long the Nominee holds the Marketing Authorizations in trust and for the account of Cytovia or any of its Affiliates. It shall automatically expire when the Nominee transfer the Market Authorization to Cytovia or any of its Affiliate pursuant to clause 2.3.

11.	TERMINATION

11.1.	Notwithstanding any other term of this Agreement, either Party shall be entitled to terminate this Agreement on the date specified in any notice to the other if:

(a)	the other Party commits a material or persistent breach of any obligation under this Agreement and, in the case of a breach which is capable of remedy, fails to remedy it within 30 days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this clause;

7

(b)	a petition is presented, or a meeting is convened for the purpose of considering a resolution, or other steps are taken, for making an administration order against or for the winding up of the other party or an administration order or a winding up order is made against or a provisional liquidator is appointed with respect to the other party;

(c)	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any material part of the business or assets of the other Party, or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within 14 Business Days of being levied, enforced or sued out;

(d)	the other Party is unable to pay its debts or becomes unable to pay its debts as they fall due or suspends or threatens to suspend making payments with respect to all or any class of its debts;

(e)	the other Party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors;

(f)	anything analogous to any of the events described in clauses 11.1(b) - 11.1 (e), inclusive, occurs under the laws of any applicable jurisdiction; or

(g)	the other Party ceases or threatens to cease to carry on the whole or any material part of its business.

11.2.	Cytovia shall be entitled to terminate this Agreement with immediate effect on the date specified in any notice if:

(a)	there is at any time, a material change in the management, ownership or control of the Nominee;

(b)	the Nominee or any Affiliate or any third party directly or indirectly challenges or disputes the validity or enforceability of any Intellectual Property Rights relating to any Product (or assists any third party to challenge or dispute the validity or enforceability of such Intellectual Property Rights);

(c)	in the event that any Regulatory Authority requires a change to any Product Specification, Cytovia, in its absolute discretion, determines such change would result in a change to the manufacturing process for the relevant Product;

(d)	for any reason any Approval lapses or is revoked by any Regulatory Authority in the Territory;

8

(e)	the Nominee or any of its Affiliates or their respective Representatives (“Nominee Parties”) is or Cytovia becomes aware of any activity by any Nominee Party that involves or relates to or is accused of fraud, dealing with the proceeds of crime, bribery, corruption or any other similar matter or circumstance (including an accusation or investigation under the FCPA).

11.3.	The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

12.	NOTICES

12.1.	Any notice given under this Agreement shall be in writing and hand delivered or sent by registered or recorded delivery post or fax (fax notice to be confirmed by letter posted within 12 hours of transmission) to the address of the other party as set out below (or such other address as may have been notified in writing to the other party), and any such notice shall be deemed to have been served at the time of deliveiy (if delivered by hand) or upon the expiration of 48 hours after posting (if sent by post) or upon the expiration of 5 Business Days after posting (if sent by post to an overseas address) or upon receipt of confirmation of successful transmission by the senders fax (if sent by fax).

To Cytovia	To the Nominee

Address:	Address:

route de Chenaux 9	Via Carlo Pisacane 31
1091 Grandvaux	47121 Forli
Switzerland	Italy

Fax/Email	Fax/Email

Attention:	Attention:

12.2.	All notices under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

13.	GOVERNING LAW AND ARBITRATION

13.1.	This Agreement shall in all respects be governed by and construed in accordance with material Swiss law.

9

13.2.	Any dispute, controversy or claim arising out of or in connection with this Agreement, including its conclusion, existence, validity, binding effect, amendment, breach, termination or rescission shall be resolved by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The seat of arbitration shall be Geneva and the arbitral proceedings shall be conducted in English. The arbitration shall be conducted by one or more arbitrators who must be experienced in the pharmaceutical business.

14.	GENERAL PROVISIONS

14.1.	No variation to this Agreement shall be valid unless in writing and signed on behalf of each Party by a director or other authorized person.

14.2.	If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties' original intention and shall to the extent possible achieve the same economic result.

14.3.	Failure by either Party on one or more occasions to avail itself of a right conferred by this Agreement shall not be construed as a waiver of such Party’s right to enforce such right or any other right.

14.4.	This Agreement contains the entire agreement and understanding between the Parties and supersedes all previous agreements and understandings between the parties with respect to the subject matter of this Agreement. Each Party acknowledges that, in entering into this Agreement, it does not do so on the basis of and does not rely on any representation or warranty (whether made orally or in writing) except as expressly provided in this Agreement.

14.5.	Nothing in this Agreement is deemed to constitute a partnership between the Parties nor constitute any Party the agent of the other Party for any purpose.

14.6.	The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

14.7.	Each of the Parties shall do execute and perform and shall procure to be done executed and performed all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

14.8.	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument. Signatures to this Agreement transmitted by fax, email in “portable document format” or by any other electronic means, intended to preserve the original graphic or pictorial appearance of the Agreement, shall have the same effect as the physical delivery of the paper Agreement bearing the original signatures.

10

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

For Cytovia International LLC:	For Noventia Pharma SRL:

By:	/s/ Olivier Cherpillod	By:	/s/ Massimo Radaelli
Names:	Olivier Cherpillod	Names:	Massimo Radaelli
Names:	Attorney	Names:	President & CEO

11

SCHEDULE 1

Products, Field, Market Authorization references

PRODUCT	FIELD	MARKET AUTHORIZATION
Ceplene® (histamine dihydrochloride)	Oncology	Italian AIC #: 040656011 European Drugs Community Register No.: EU/1/08/477/001

12